Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.2

Description of Compensation Committee Authority Regarding Discretionary Compensation Payments

Pursuant to the authority of the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Adamis Pharmaceuticals Corporation (the “Company), the Committee, or the Board, may in its discretion from time to time approve discretionary cash compensation payments or awards to some or all executive officers of the Company (including without limitation payments pursuant to, or contemplated or permitted by, any employment agreement), including cash awards, cash bonus payments, changes (including increases) in base salaries, deferred or severance cash compensation, or other forms of cash compensation awards or payments.